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                                  Exhibit 99.6

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1, dated as of December 11, 1992, to that certain Rights Agreement, dated as of July 31, 1991 (the "Rights Agreement"), between CELLULAR COMMUNICATIONS, INC., a Delaware corporation (the "Company"), PACTEL CORPORATION, a California corporation ("PacTel"), and CONTINENTAL STOCK TRANSFER TRUST COMPANY, a New York corporation (the "Rights Agent"),

                              W I T N E S S E T H:

         WHEREAS, the Company, PacTel and the Rights Agent entered into the Rights Agreement as of July 31, 1991;

         WHEREAS, the Company and PacTel, inter alia, have entered into a Termination Agreement as of December 11, 1992 (the "Termination Agreement");

         WHEREAS, pursuant to the Termination Agreement, PacTel has the right to exchange its shares of the Company's Class A Preferred Stock, $.01 par value per share (the "Class A Preferred Stock"), for an equal number of shares of Class A Preference Stock, $1 par value per share (the "Class A Preference Stock");

         WHEREAS, the Company and PacTel desire to amend the Rights Agreement in such a manner as to provide PacTel with the same rights thereunder as a holder of Class A Preference Stock as PacTel currently has thereunder as a holder of Class A Preferred Stock; and

         WHEREAS, the Company has requested that the Rights Agreement be amended as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement is hereby amended as follows:

         Section 1. Amendment of Definition of "Acquiring Person". The definition of "Acquiring Person" is hereby amended to read in its entirety as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall, after the date of the Merger, be the Beneficial Owner of 15% (such percentage to be referred to herein as the "Acquiring Person Threshold") or more of the shares of Capital Stock then outstanding which were acquired other than pursuant to a Qualifying Offer, but shall not include the Company or any Subsidiary of the Company; provided, however, that PacTel Corporation or its Affiliates and Associates or any successor thereto (collectively, "PacTel") shall not be considered an "Acquiring Person" as a result of PacTel having become the beneficial Owner of Capital Stock acquired pursuant to, and in compliance with, the Merger Agreement or the Termination Agreement and further, provided that "Acquiring Person" shall not include any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Capital Stock outstanding due to the redemption or repurchase of shares of Capital Stock by the Company, unless and until such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Capital Stock (which were acquired other than pursuant to a Qualifying Offer) constituting 1% or more the then outstanding shares of Capital Stock. Notwithstanding the foregoing, for purposes hereof, if PacTel shall acquire any Capital Stock otherwise than in accordance with the Merger Agreement or the Termination Agreement, then (i) PacTel shall be deemed to beneficially own all such securities as well as any securities previously or


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         thereafter acquired and then owned by PacTel; and (ii) all securities deemed to be beneficially owned by PacTel shall be counted in determining whether PacTel is considered an "Acquiring Person"; provided, however, that PacTel shall not be deemed to beneficially own shares of Capital Stock unless and until (i) PacTel has reported, or intentionally failed to report as required, such ownership in a
         Schedule 13D Filing; and (ii) at least ten business days have elapsed since the date of such event and PacTel then beneficially owns such shares.

         Section 2. Definition of "Class A Preference Stock". The following definition is hereby added to Section 1 of the Rights Agreement:

                  (i)(i)(i) "Class A Preference Stock" shall mean the Class A Preference Stock, $1 par value per share, of the Company to be created and issued pursuant to Section 7 of the Termination Agreement.

         Section 3. Amendment of Section 22. Section 22 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  Section 22. ISSUANCE OF NEW RIGHTS CERTIFICATES. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In connection with the conversion of shares of Class A Preferred Stock or Class A Preference Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company shall issue a Rights Certificate in respect of each share of Series C Common Stock issued upon the conversion of such shares of Class A Preferred Stock or Class A Preference Stock on such date. In addition, in connection with the issuance or sale of shares of Capital Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company shall, with respect to shares of Capital Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded as of the Distribution Date, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company (other than as described in the immediately preceding sentence) issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                             CELLULAR COMMUNICATIONS, INC.



By /s/ Sandra Brown                 By /s/ Richard J. Lubasch
  -----------------------------        -----------------------------------------
Name:    Sandra Brown               Name:    Richard J. Lubasch
Title:   Assistant Secretary        Title:   Vice President - General Counsel




Attest:                             PACTEL CORPORATION




By:                                 By:
  -----------------------------        -----------------------------------------
Name:                               Name:
Title:                              Title:




ATTEST:                             CONTINENTAL STOCK TRANSFER &
                                      TRUST COMPANY


By:                                 By: /s/ Stepen Nelson
  -----------------------------        -----------------------------------------
Name:                               Name:    Stepen Nelson
Title:                              Title:   Chairman



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